Exhibit (d)(6)

July 12, 2019

Ladies and Gentlemen:

Reference is made to that certain Clean Team Confidentiality Agreement, dated as of May 31, 2019 (the “Agreement”), between Tower International, Inc., and Autokiniton Global Group, Inc. The parties hereto agree that the Agreement is hereby terminated upon the execution hereof.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof. This letter agreement may be executed in one or more counterparts and all such counterparts so executed shall constitute an original agreement binding on all the parties, but together shall constitute but one instrument. This letter agreement may be amended only through a written agreement among all of the parties hereto.

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IN WITNESS WHEREOF the parties hereto, intending to be legally bound, have duly executed this letter agreement as of the date first written above.

TOWER INTERNATIONAL, INC.

By:	/s/ James C. Gouin
Name: James C. Gouin
Title: President and CEO

AUTOKINITON GLOBAL GROUP, INC.

By:	/s/ George Thanopoulos
Name: George Thanopoulos
Title: President